Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made this 20th day of May, 2008 between Tara Poseley (the “Employee”) and The Children’s Place Services Company, LLC and its direct and indirect parent, subsidiaries and affiliated corporations (collectively, the “Employer” or the “Company”).

1. Termination of Employment. The parties agree that the Employee’s employment with the Employer shall terminate effective May 27, 2008 (the “Separation Date”).

2. Separation Payment. (a) In consideration for entering into this Agreement, the Employer shall pay to the Employee the sum of Nine Hundred Sixty-Seven Thousand Five Hundred Dollars ($967,500), less legally required payroll deductions (“Separation Payment”). Of that amount, $322,500 (“Initial Separation Payment”) will be severance pay payable on involuntary termination of employment for good reason under the Employment Agreement dated July 28, 2006, as amended (the “Employment Agreement”) and the balance of $645,000 (“Additional Separation Payment”) will be payable on involuntary termination of employment for good reason under the Employment Agreement. The Company will pay the Initial Separation Payment in thirteen (13) equal bi-weekly installments with the first such installment paid on the first pay period following the Separation Date. The Company will pay the Additional Separation Payment to Employee in twenty-six (26) equal bi-weekly installments with the first such installment paid on the fourteenth (14th) pay period following the Separation Date. The parties acknowledge that they have reviewed the matter and have determined that the restrictions of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, concerning payments to “specified employees” are not applicable to the Initial Separation Payment and that the Initial Separation Payment is not subject to any delay of payment because the Initial Separation Payment qualifies as separation pay under Treasury Regulation 1.409A-1(b)(9) which is exempt from the restrictions of Section 409A.

The parties intend that the Initial Severance Payment under this Section and the continuation of health benefits under Section 3(a) will qualify as exempt from the restrictions of Section 409A of the Code, as amended, and final regulations under Section 409A. Notwithstanding any other provision of this Agreement, to the extent any payments under Section 2(a), 3(a) or both could become subject to penalties, interest and additional income tax under Section 409A of the Code, the parties will cooperate to amend this Agreement to comply with Section 409A and to provide Employee with the same or equivalent value of benefits described under the applicable Section in a manner that does not result in penalties, interest or additional income tax. The Employee will cooperate with the Company to make any amendment, retroactively if necessary, which Employee and the Company reasonably determine necessary or advisable to conform this Agreement to, and to satisfy the conditions of, Section 409A of the Code and related regulations and rulings in a manner that does not result in adverse income tax consequences to Employee.

(b) The parties agree that the Employer shall pay to the Employee a bonus in the amount of Three Hundred Twenty-Two Thousand Five Hundred Dollars ($322,500), less legally required payroll deductions, which amount shall be paid on the date the Employer makes the bonus payment to other eligible named executive officers regardless of whether Employee is employed at the payout date.

(c) In addition to the payment set forth above in Section 2(a), the parties acknowledge that the Employee shall receive, in Employee’s final paycheck to be issued on May 23, 2008, all wages from May 4-27, 2008 in the total amount of Forty-Two Thousand One Hundred Seventy-Three Dollars and Eight Cents ($42,173.08), less legally required payroll deductions, and payment for accrued paid time off in the total amount of Ninety Three Thousand Six Hundred Forty-Eight Dollars and Seventy-Three Cents ($93,648.73), less legally required payroll deductions.

(d) The Employer represents and warrants, and the Employee acknowledges, that the consideration paid to the Employee under this Agreement is at least equal to or exceeds the amount the Employee would ordinarily be entitled to upon termination of the Employee’s employment.

3. Other Benefits. (a) Any and all other employment benefits received by the Employee shall terminate effective as of the Separation Date, except that in the event the Employee elects to continue medical, dental, and vision benefits though COBRA, the Employer agrees to waive the applicable premium cost that Employee would otherwise be required to pay for continued group health coverage under Employer’s medical and dental plans for a period of eighteen (18) months. Employer’s obligation to waive the applicable premium cost under this Section 3(a) shall be reduced to the extent of receipt of substantially equivalent coverage by Employee from any successor employer.

(b) The Employee agrees that the Employee is not entitled to and will not seek any further consideration, including, but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation, payment or benefit from the Released Parties (as defined in Section 10) other than that to which the Employee is entitled pursuant to this Agreement.

4. Removal from Company Positions and Indemnification. The Employee agrees that as of the Separation Date, the Employee shall resign from all positions held on behalf of the Company including but not limited to officer, agent, representative, trustee, administrator, fiduciary and signatory; provided, however, that the Employee shall continue as a board member for Hoop Holdings, Inc., Hoop Retail Stores, LLC, Hoop Canada Holdings, Inc. and Hoop Canada, Inc. (collectively, the “Hoop Entities”) through confirmation of the plan of liquidation or equivalent confirmation with respect to the Hoop Entities and the Employee shall be entitled to receive any compensation or expense reimbursement as other similarly situated independent board members of the Hoop Entities. In addition, with respect to all acts or omissions of Employee which occurred prior to the Separation Date, the Company agrees to continue to indemnify the Employee to the same extent that the Employee was indemnified prior to the Separation Date and that the Employee shall retain the benefit of all directors and officers liability insurance and coverage maintained by the Company with respect to claims made during the period provided by the Company’s current policy and to the extent provided by any future policy from time to time maintained by the Company with respect to other former executives of the Company, in each case on the terms and conditions of such policy.

5. Return of Company Property. Company confirms that Employee has returned all laptops, cellular telephones, blackberries, keys, locks, credit cards, documents, records, materials, and other information of any type whatsoever that is the property of the Company. Employee further agrees that Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of the Company or its vendors.

6. Consultation with Counsel and Voluntariness of Agreement. (a) The Employee acknowledges that the Employer has advised the Employee in writing to consult with an attorney prior to executing this Agreement. The Employee further acknowledges that, to the extent desired, the Employee has consulted with the Employee’s own attorney in reviewing this Agreement, that the Employee has carefully read and fully understands all the provisions of this Agreement, and that the Employee is voluntarily entering into this Agreement.

(b) The Employee further acknowledges that the Employee has had a period of at least twenty-one (21) days in which to consider the terms of this Agreement.

(c) The Employee acknowledges that the Employee has been informed in writing that the Employee has seven (7) calendar days following the execution of this Agreement to revoke it, and that such revocation must be in writing, hand delivered or sent via overnight mail and actually received by the Employer within such period. It is specifically understood that this Agreement shall not be effective or enforceable, and the payments and benefits set forth in this Agreement shall not be paid until the seven-day revocation period has expired.

7. Confidentiality of Agreement. The Employee agrees not to disclose the existence of this agreement or the terms and conditions of this Agreement to any person or entity, except: (a) to comply with this Agreement; (b) to the Employee’s legal, financial or tax advisors, spouse, and to the Internal Revenue Service or any similar state or local taxation authority; or (c) as otherwise required by law.

8. Non-Solicitation, Use of Name, and Confidential Information. The Employee acknowledges and agrees that she continues to be bound by the portions of Section 9 of the Employment Agreement attached to this Agreement as Exhibit A; provided, however, to the extent of a conflict between Section 9 of the Employment Agreement and this Agreement, the terms of this Agreement shall govern.

9. Confirmation of Employment. The Employer shall, if called upon, confirm the Employee’s dates of employment and position with the Employer.

10. Release. (a) Employee represents and warrants that she is not aware of any misconduct by any employee or director of the Company that Employee should report in accordance with the Company’s Code of Business Conduct or any irregularity in the Company’s books or records or any other matter relating to the Company’s accounting that could properly be reported by Employee pursuant to the procedures established by the Company for making such reports, except any that has already been reported by Employee in writing to the appropriate personnel of the Company. In exchange for the consideration set forth in Sections 2 and 3, the Employee, on behalf of the Employee and the Employee’s agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases the Employer, as well as the Employer’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Employer’s Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, and attorneys’ fees by reason of any matter, cause, act or omission arising out of or in connection with the Employee’s employment or separation from employment with the Employer, including but not limited to any claims based upon common law, any federal, state or local employment statutes or civil rights laws. Included in this release, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963; the Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the Sarbanes-Oxley Act of 2002; and any other laws prohibiting discrimination, retaliation, wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages that have accrued to the Employee as of the date of this Agreement.

(b) This release does not waive rights or claims that may arise after this release is executed and does not waive any rights or claims which cannot be waived as a matter of law. This Agreement does not affect the Employee’s right to file a charge with the EEOC or to participate in any investigation conducted by the EEOC, but the Employee acknowledges that the Employee is not entitled to any other monies other than those payments described in this Agreement.

(c) It is the intention of the Employee in executing this Agreement that it shall be effective as a bar against each and all claims, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees and remedies of any type described in Section 10(a) above. In furtherance of this intention, the Employee expressly waives any and all rights and benefits conferred upon the Employee by the provisions of Section 1542 of the California Civil Code, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(d) Employee agrees to execute and deliver to Company on the Separation Date a further Release in the form of Exhibit B.

11. Cooperation. Employee shall furnish such information as may be in her possession to, and cooperate with, the Company as may reasonably be requested by the Company in connection with any litigation or other proceeding in which the Company is or may be involved or a party.

12. Violation of Terms. Should the Employee breach any provision of this Agreement, which breach is not cured within twenty (20) business days after written notice to Employee, then, in addition to all other damages or legal remedies available to the Employer (including without limitation injunctive relief), the Employee immediately shall return to the Employer all monies paid to the Employee pursuant to this Agreement. Should the Employer violate any provision of this Agreement, then the Employee shall have all remedies and civil actions available to remedy Employee’s damages. The parties agree that, should either party seek to enforce the terms of this Agreement through litigation, then the prevailing party, in addition to all other legal remedies, shall be reimbursed by the other party for all reasonable attorneys’ fees in relation to such litigation. However, in accordance with applicable laws, if the Employee violates this Agreement by commencing an action under the Age Discrimination in Employment Act, then the requirements set forth in this Section 12 shall not apply.

13. No Admission. Nothing contained in this Agreement nor the fact that the parties have signed this Agreement shall be construed as an admission by either party.

14. Waiver of Reinstatement. By entering into this Agreement, the Employee acknowledges that the Employee waives any claim to reinstatement and/or future employment with the Employer.

15. Miscellaneous. This Agreement contains the entire understanding between the parties. This Agreement supersedes any and all previous agreements and plans, whether written or oral, between the Employee and the Employer. There are no other representations, agreements or understandings, oral or written, between the parties relating to the subject matter of this Agreement. No amendment to or modification of this Agreement shall be valid unless made in writing and executed by the parties hereto subsequent to the date of this Agreement. This Agreement shall be enforced in accordance with the laws of the State of California, and the parties agree that any litigation to enforce this Agreement will take place in California. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding upon the parties hereto.

16. Severability. If any term, provision or part of this Agreement shall be determined to be in conflict with any applicable federal, state or other governmental law or regulation, or otherwise shall be invalid or unlawful, such term, provision or part shall continue in effect to the extent permitted by such law or regulation. Such invalidity, unenforceability or unlawfulness shall not affect or impair any other terms, provisions and parts of this Agreement not in conflict, invalid or unlawful, and such terms, provisions and parts shall continue in full force and effect and remain binding upon the parties hereto.

17. No Duty to Mitigate. Employee will not be required to mitigate the amount of any payments provided by this Agreement by seeking employment or otherwise, nor will the amount of any cash payment of benefit provided under this Agreement be reduced by any compensation or benefit earned by Employee after the Separation Date (except as provided in the last sentence of Section 3(a) above). Notwithstanding the foregoing, if Employee is entitled, by operation of any applicable law, to unemployment compensation benefits or benefits under the Worker Adjustment and Retraining Act of 1988 (known as the “WARN” Act) in connection with the termination of her employment in addition to those required to be paid to her under this Agreement, then to the extent permitted by applicable statutory law governing severance payments or notice of termination of employment, the Employer will be entitled to offset the amounts payable hereunder by the amounts of any such statutorily mandated payments.

18. Notices. Any notice, payment or other communication required or permitted under this Agreement will be deemed effective when (a) personally delivered or (b) deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and addressed to Employee at the last address for Employee in Employer’s payroll records or to Employer at 915 Secaucus Road, Secaucus, New Jersey 07094 Attn: General Counsel. Either party may change address for purposes of this Section by sending a notice of that changed address in accordance with this Section.

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THE EMPLOYEE STATES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT PRIOR TO SIGNING IT, THAT THE AGREEMENT HAS BEEN FULLY EXPLAINED TO THE EMPLOYEE PRIOR TO SIGNING IT, THAT THE EMPLOYEE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY AND THAT THE EMPLOYEE UNDERSTANDS THE AGREEMENT’S FINAL AND BINDING EFFECT PRIOR TO SIGNING IT, AND THAT THE EMPLOYEE IS SIGNING THE RELEASE VOLUNTARILY WITH THE FULL INTENTION OF COMPROMISING, SETTLING, AND RELEASING THE COMPANY AS STATED IN THIS AGREEMENT.

The Children’s Place Services Company, LLC			Tara Poseley

By:	/s/ Charles Crovitz		/s/ Tara Poseley
Tara Poseley (signature)
Dated:	May 20, 2008	Dated:	May 20, 2008

EXHIBIT A

PERTINENT PORTIONS OF SECTION 9
OF THE EMPLOYMENT AGREEMENT
(Captitalized terms not otherwise defined in this Exhibit shall have the meanings ascribed to them in the Employment Agreement)

9.01 Non-Solicitation; Use of Name. During the Employment Period and continuing through the first anniversary of the date in which Executive ceases to be an employee of the Company (the “Covenant Period”), Executive will not:

(a) Directly or indirectly employ (other than on behalf of the Company), solicit or entice away any director, officer or employee of the Company or any of its subsidiaries; or

(b) Take any action to interfere, directly or indirectly, with the goodwill of the Company or any of its subsidiaries, or induce or attempt to induce any Person doing business with the Company to cease doing business with the Company; or

(c) Use the name of the Company or its subsidiaries in the conduct of any business activities (except in furtherance of the Company’s business) or for Executive’s personal use without the prior written consent of the Company.

9.02 Confidential and Proprietary Information; Work Product; Warranty.

(a) Confidentiality. Executive acknowledges and agrees that there are certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by the Company and which are used by the Company in its business. Confidential Information shall include, without limitation: (i) customer lists and supplier lists; (ii) the details of the Company’s relationships with its customers, including the financial relationship with a customer; (iii) the Company’s marketing and development plans, business plans; and (iv) other information proprietary to the Company’s business. Executive shall not, at any time during or after her employment hereunder, use or disclose such Confidential Information, except to authorized representatives of the Company or as required in the performance of her duties and responsibilities hereunder. Executive shall return all Company property, such as computers, software and cell phones, and documents (and any copies including in machine or human-readable form), to the Company when her employment terminates. Executive shall not be required to keep confidential any information, which is or becomes publicly available or is already in her possession (unless obtained from the Company). Further, Executive shall be free to use and employ her general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including those gained or learned during the course of the performance of any services hereunder, so long as she applies such information without disclosure or use of any Confidential Information. Executive hereby acknowledges that her employment under this Agreement does not conflict with, or breach any existing confidentiality, non-competition or other agreement to which Executive is a party or to which she may be subject.

(b) Work Product. Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by her during her employment by the Company and for a period of six (6) months thereafter, that (i) relate, whether directly or indirectly, to the Company’s actual or anticipated business, research or development or (ii) are derived from any work performed by Executive on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. Sec. 101 et. seq.) (the “Work Product”). All Work Product shall be and remain the property of the Company. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of her right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law. Consistent with her recognition of the Company’s absolute ownership of all Work Product, Executive agrees that she shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) business days’ written notice from the Company, Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, she hereby appoints any of the Company’s officers as her attorney-in-fact to execute such documents on her behalf. This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.

   (c) Warranty. Executive represents and warrants to the Company that (i) there are no claims that would adversely affect her ability to assign all right, title and interest in and to the Work Product to the Company; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; (iii) Executive has the legal right to grant the Company the assignment of her interest in the Work Product as set forth in this Agreement; and (iv) she has not brought and will not bring to her employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information of another, or computer software, except for software that she has a right to use for the purpose for which it shall be used, in her employment hereunder.

9.03 Injunctive Relief. Executive acknowledges that a breach or threatened breach of any of the terms set forth in this Section 9 shall result in an irreparable and continuing harm to the Company for which there shall be no adequate remedy at law. The Company shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Company.

9.04 Essential and Independent Agreements. It is understood by the parties hereto that Executive’s obligations and the restrictions and remedies set forth in this Section 9 are essential elements of this Agreement and that but for her agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement or employed her. Executive’s obligations and the restrictions and remedies set forth in this Section 9 are independent agreements and the existence of any claim or claims by her against the Company under this Agreement or otherwise will not excuse her breach of any of her obligations or affect the restrictions and remedies set forth under this Section 9.

9.05 Survival of Terms; Representations. Obligations under this Section 9 hereof shall remain in full force and effect notwithstanding the termination of Executive’s employment. Executive acknowledges that she is sophisticated in business, and that the restrictions and remedies set forth in this Section 9 do not create an undue hardship on her and will not prevent her from earning a livelihood. She further acknowledges that she has had a sufficient period of time within which to review this Agreement, including this Section 9, with an attorney of her choice and she has done so to the extent she desired. Executive and the Company agree that the restrictions and remedies contained in this Section 9 are reasonable and necessary to protect the Company’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that she and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. Executive agrees that given the scope of the Company’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

9.06 Mutual Non-Disparagement. Neither Executive nor senior executives of Employer will make or authorize any public statement disparaging the other in its or her business interests and affairs. Notwithstanding the foregoing, neither party shall be (a) required to make any statement that it or she believes to be false or inaccurate, or (b) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process.

9.07 Other Duties of Employee During and After Employment Period. Both during and after the Employment Period, Executive shall, upon reasonable notice, furnish such information as may be in her possession to, and cooperate with, the Company as may reasonably be requested by the Company in connection with any litigation in which the Company is or may be a party.

9.08 Breaches of Provisions. If Executive breaches any of the provisions of this Section 9 then, and in any such event, in addition to other remedies available to Employer, Executive shall not be entitled to any Termination Compensation, including any Termination Compensation made to her hereunder prior to Employer’s discovery of such breach.

EXHIBIT B

RELEASE

1. In exchange for the payments and benefits set forth in the Separation Agreement and Release dated May 20, 2008 (the “Severance Agreement”) by and between Tara Poseley (“Employee”) and The Children’s Place Services Company, LLC (the “Employer” or the “Company”), the Employee, on behalf of the Employee and the Employee’s agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases the Employer, as well as the Employer’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, and attorneys’ fees by reason of any matter, cause, act or omission arising out of or in connection with the Employee’s employment or separation from employment with the Employer, including but not limited to any claims based upon common law, any federal, state or local employment statutes or civil rights laws. Included in this release, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963; the Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the Sarbanes-Oxley Act of 2002; and any other laws prohibiting discrimination, retaliation, wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. This Release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages that have accrued to the Employee as of the date of this Agreement.

2. This Release does not waive rights or claims that may arise after this release is executed and does not waive any rights or claims which cannot be waived as a matter of law. This Release does not affect the Employee’s right to file a charge with the EEOC or to participate in any investigation conducted by the EEOC, but the Employee acknowledges that the Employee is not entitled to any other monies other than those payments described in the Severance Agreement.

3. It is the intention of the Employee in executing this Agreement that it shall be effective as a bar against each and all claims, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees and remedies of any type described in Section 10(a) above. In furtherance of this intention, the Employee expressly waives any and all rights and benefits conferred upon the Employee by the provisions of Section 1542 of the California Civil Code, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4. (a) The Employee acknowledges that the Employer has advised the Employee in writing to consult with an attorney prior to executing this Agreement. The Employee further acknowledges that, to the extent desired, the Employee has consulted with the Employee’s own attorney in reviewing this Release, that the Employee has carefully read and fully understands all the provisions of this Release, and that the Employee is voluntarily signing this Release.

(b) The Employee further acknowledges that the Employee has had a period of at least twenty-one (21) days in which to consider the terms of this Release.

(c) The Employee acknowledges that the Employee has been informed in writing that the Employee has seven (7) calendar days following the execution of this Release to revoke it, and that such revocation must be in writing, hand delivered or sent via overnight mail and actually received by the Employer within such period. It is specifically understood that this Release shall not be effective or enforceable, and the payments and benefits set forth in the Severance Agreement shall not be paid, until the seven-day revocation period has expired.

Tara Poseley

Date